Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276856

PROSPECTUS

2,269,721 Shares of Common Stock

This prospectus covers the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 2,269,721 shares of our common stock, $0.0001 par value per share, that were issued to the selling stockholders pursuant to the loan purchase agreement, or the Loan Purchase Agreement, and the note purchase agreement, or the Note Purchase Agreement, and, together with the Loan Purchase Agreement, the Purchase Agreements, each by and among us and the selling stockholders, as part of the consideration in exchange for their right, title and interests in and to certain indebtedness of Acer Therapeutics, Inc., or Acer, our wholly owned subsidiary, following our acquisition of Acer, or the Merger, pursuant to the Agreement and Plan of Merger, or the Merger Agreement, dated August 30, 2023, by and among us, Aspen Z Merger Sub, Inc., a Delaware corporation and our direct wholly-owned subsidiary, and Acer. We also entered into a registration rights agreement, or the Registration Rights Agreement, with the selling stockholders, pursuant to which we agreed to register such shares of common stock issued to the selling stockholders.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of such shares.

Sales by the selling stockholders of the shares of common stock offered by this prospectus may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The selling stockholders may sell the shares of common stock offered by this prospectus directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. The selling stockholders may sell any, all or none of the shares of common stock offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their shares of common stock hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section titled “Plan of Distribution” on page 19.

We are paying the cost of registering the shares of common stock offered by this prospectus as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares of common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT DECISION, PLEASE READ THE INFORMATION UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN ANY AMENDMENT OR SUPPLEMENT TO THIS PROSPECTUS OR IN ANY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION THAT IS INCORPORATED BY REFERENCE HEREIN.

Our common stock is listed on The Nasdaq Capital Market under the symbol “ZVRA.” On April 5, 2024, the last reported sale price of our common stock was $4.82 per share.

We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration or continuous offering process. Under this registration statement, the selling stockholders may sell from time to time in one or more offerings our common stock described in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or any free writing prospectus. We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders will not make an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Before purchasing any shares of common stock, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

When we refer to “Zevra,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Zevra Therapeutics, Inc., unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable shares of common stock.

“Zevra”, the Zevra logo, “APADAZ,” “LAT” and other trademarks or service marks of Zevra Therapeutics, Inc. appearing in this prospectus are the property of Zevra Therapeutics, Inc. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “assume,” “intend,” “potential,” “continue” or other similar words or the negative of these terms. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on April 1, 2024. Accordingly, you should not place undue reliance upon these forward-looking statements. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, the timing of events and circumstances and actual results could differ materially from those anticipated in the forward-looking statements.

All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein, including, but are not limited to, statements about:

•	our ability to integrate Acer into our business successfully or realize the anticipated synergies and related benefits of the Merger;

•

the progress of, outcome or and timing of any regulatory approval for any of our product candidates and the expected amount or timing of any payment related thereto under any of our collaboration agreements;

•

our ability to remediate the material weakness we have identified, the timing thereof, and the impact of the restatements described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 incorporated by reference herein;

•	our ability to continue as a going concern;

•	the progress of, timing of and expected amount of expenses associated with our research, development and commercialization activities;

•	our ability to raise additional funds on commercially reasonable terms, or at all, in order to support our continued operations;

•	the sufficiency of our cash resources to fund our operating expenses and capital investment requirements for any period;

•	the expected timing of our clinical trials for our product candidates and the availability of data and results of those trials;

•	our expectations regarding federal, state and foreign regulatory requirements;

•	the potential therapeutic benefits and effectiveness of our products and product candidates;

•	the size and characteristics of the markets that may be addressed by our products and product candidates;

•	our intention to seek to establish, and the potential benefits to us from, any strategic collaborations or partnerships for the development or sale of our products and product candidates, if approved;

•	our expectations as to future financial performance, expense levels and liquidity sources;

•	the timing of commercializing our products and product candidates, if approved;

•	senior leadership and board member transition and refreshments; and

•

other factors described in the “Risk Factors” section of this prospectus, in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 and in any subsequent filings with the SEC incorporated by reference herein.

We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements appearing in this prospectus and the applicable prospectus supplement to this prospectus speak only as of the date on its respective cover, that the forward-looking statements appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any forward-looking statements incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise, and are subject to a number of risks, uncertainties and assumptions, including those described under “Risk Factors” and elsewhere in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus and the documents incorporated by reference herein and therein. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan and expressly disclaim any obligation to publicly update or revise any forward-looking statements contained in this prospectus and the documents incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the Commission. The Commission maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the Commission. The address of that website is http://www.sec.gov.

Our website address is www.zevra.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is part of a registration statement that we filed with the Commission and does not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as provided below. Other documents establishing the terms of our common stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the Commission’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the Commission will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporate by reference the documents set forth below that have previously been filed with the Commission:

•

our Annual Report on Form 10-K for the fiscal year ended December  31, 2023, filed with the Commission on April 1, 2024 (including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 3, 2024);

•

our Current Reports on Form 8-K or 8-K/A filed on January  8, 2024 (solely as to the information in Item 8.01 of such Current Report), February  2, 2024, February 28, 2024, March 27, 2024 (solely as to the information in Item 8.01 of such Current Report), March 28, 2024 (solely as to the information in Item 4.02 of such Current Report) and April 9, 2024 (other than the information in Item 7.01); and

•

the description of our common stock in our registration statement on Form 8-A filed with the SEC on January 5, 2021, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the Commission, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Zevra Therapeutics, Inc.

Attn: Corporate Secretary

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

(321) 939-3416

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should carefully read the entire prospectus, paying particular attention to the risks referred to under the heading “Risk Factors.”

Company Overview

We are a rare disease company melding science, data and patient need to create transformational therapies for diseases with limited or no treatment options. With unique, data-driven clinical, regulatory, and commercialization strategies, we are overcoming complex drug development challenges to bring much needed therapies to patients. We have a diverse portfolio of products and product candidates, which includes a combination of both a clinical stage pipeline and commercial stage assets. Our pipeline includes arimoclomol, an orally-delivered, first in-class investigational product candidate being developed for Niemann-Pick disease Type C, or NPC, which has been granted orphan drug designation, Fast-Track designation, Breakthrough Therapy designation and rare pediatric disease designation for the treatment of NPC by the U.S. Food and Drug Administration, or FDA, and orphan medicinal product designation for the treatment of NPC by the European Medicines Agency, or EMA. On December 22, 2023, we resubmitted our New Drug Application, or NDA, for arimoclomol to the FDA, which has acknowledged receipt of the resubmission of the NDA for arimoclomol and has deemed the arimoclomol NDA resubmission under the Prescription Drug User Fee Act, or PDUFA, to be a Class II complete response that has a six-month review period from the date of resubmission. As a result, the FDA has assigned a PDUFA action date of June 21, 2024, and currently intends to present the resubmission for discussion in an advisory committee. KP1077 is our lead clinical development product candidate which is being developed as a treatment for idiopathic hypersomnia, or IH, a rare neurological sleep disorder, and narcolepsy. KP1077 is comprised solely of serdexmethylphenidate, or SDX, our proprietary prodrug of d-methylphenidate, or d-MPH. The FDA has granted KP1077 orphan drug designation for the treatment of IH, and the U.S. Drug Enforcement Agency, or DEA, has classified SDX as a Schedule IV controlled substance based on evidence suggesting SDX has a lower potential for abuse when compared to d-MPH, a Schedule II controlled substance.

We have specialized expertise and a track record of success in advancing promising therapies that face complex clinical and regulatory challenges with an approach that balances science and data with patient need. The FDA has approved AZSTARYS®, a once-daily treatment for attention deficit hyperactivity disorder, or ADHD, in patients age six years and older containing our prodrug, SDX, and d-MPH. In September 2019, we entered into a collaboration and license agreement, or the AZSTARYS License Agreement, with Commave Therapeutics S.A. (formerly known as Boston Pharmaceutical S.A.), or Commave, an affiliate of Gurnet Point Capital, L.P. Under the AZSTARYS License Agreement, we granted to Commave an exclusive, worldwide license, to develop, manufacture, and commercialize AZSTARYS and any of our product candidates containing SDX and used to treat ADHD or any other CNS disease. Commave has tasked Corium, Inc., or Corium, an affiliate of Gurnet Point Capital, L.P., to lead all commercialization activities for AZSTARYS in the U.S. under the AZSTARYS License Agreement. Corium commercially launched AZSTARYS in the U.S. during the third quarter of 2021. In December 2021, Commave sublicensed commercialization rights for AZSTARYS in greater China to Shanghai Ark Biopharmaceutical Ltd.

Our primary mission is to deliver life-changing treatments to people with rare conditions, their families, and caregivers who desperately need better options. This mission guides our efforts to expand our pipeline through both internal development and through our business development activities to collaborate, partner, and potentially acquire additional assets. We intend to target assets that will allow us to leverage the expertise and infrastructure that we have successfully built in order to mitigate risk and enhance our probability of success. In addition, we are considering external opportunities within neurology and neurodegenerative diseases, psychiatric disorders, and other rare diseases, along with adjacent or related therapeutic categories. We are seeking assets that are undergoing Phase 2 clinical trials or Phase 3 clinical trials, subject to our specific evaluation criteria, that we can in-license or acquire. If we are successful, expanding our development pipeline could be accretive to our value proposition by potentially adding new clinical data catalysts and have the potential to create incremental long-term value for stockholders. In addition, we believe that a multi-channel development program with several product candidates addressing various rare disease indications will diversify risk and potentially create an impactful portfolio of commercial-stage products in the future.

We were incorporated under the laws of the State of Iowa in October 2006 and were reincorporated under the laws of the State of Delaware in May 2014. Our principal executive offices are located at 1180 Celebration Boulevard, Suite 103, Celebration, FL 34747 and our telephone number is (321) 939-3416. Our website address is www.Zevra.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

Common stock offered by the selling stockholders	2,269,721 shares

Terms of the offering	The selling stockholders, including their transferees, donees, pledgees, assignees or successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. See “Plan of Distribution” on page 19.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Risk factors	See “Risk Factors” beginning on page 10, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	“ZVRA”

RISK FACTORS

Investment in the shares of common stock offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our common stock, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares of common stock. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders pursuant to this prospectus.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus, including, without limitation, all registration and filing fees, Nasdaq Capital Market listing fees and fees and expenses of our counsel and our accountants. The selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to their sales of shares of our common stock.

SELLING STOCKHOLDERS

We are registering the resale of 2,269,721 shares of common stock issued and sold by us to the selling stockholders identified below, to permit each of them, or their respective transferees, pledgees, distributees and other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of such shares of common stock in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended).

On August 30, 2023, we entered into the Purchase Agreements with the selling stockholders. Pursuant to the Purchase Agreements, we issued 2,269,721 shares of our common stock to the selling stockholders as part of the consideration in exchange for their right, title and interests in and to certain indebtedness of Acer, our wholly owned subsidiary following the Merger. We also entered into the Registration Rights Agreement with the selling stockholders, pursuant to which we agreed to register such shares of common stock issued to the selling stockholders.

The selling stockholders may sell some, all or none of their shares in this offering. We cannot predict when or if the selling stockholders will sell the shares. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders. As a result, we cannot estimate the number of shares of common stock each of the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, each of the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided information for this table.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock as of a date if the person has or shares with others the right to vote those shares or to dispose of them on that date, or if the person has the right to acquire voting or disposition rights within 60 days of that date.

The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholders under this prospectus. The percentage of shares owned prior to and after the offering is based on 43,426,186 shares of common stock outstanding as of March 30, 2024. Unless otherwise indicated, the address for the persons and entities listed in the table below is c/o Zevra Therapeutics, Inc., 1180 Celebration Boulevard, Suite 103, Celebration, FL 34747.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering(1)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Blackwell Partners LLC—Series A(2)	1,314,803	3.0%	1,183,417	131,386	*
Nantahala Capital Partners Limited Partnership(2)	377,387	*	319,897	57,490	*
Pinehurst Partners, L.P.(2)	340,616	*	333,144	7,472	*
NCP RFM LP(2)	384,026	*	384,026	—	—
Corbin TLP Fund I, L.P.(3)	7,693	*	7,693	—	—
CEOF Holdings LP(3)	32,312	*	32,312	—	—
Corbin Private Credit Manager Fund II, L.P.(3)	9,232	*	9,232	—	—

*	Represents beneficial ownership of less than 1%.

(1)	Assumes that all shares covered by this prospectus will be sold by the applicable selling stockholder.
(2)

Nantahala Capital Management, LLC is a registered investment adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a general partner, investment manager, or sub-advisor and would be considered the beneficial owner of such securities. The above table shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder.

(3)

Corbin Capital Partners, L.P., or Corbin, is the investment manager of the selling stockholder. Craig Bergstrom, as the chief investment officer of Corbin, directs the voting and investment decisions with respect to the shares of common stock as listed herein. The foregoing statement and table shall not be construed as an admission that Mr. Bergstrom is, for purpose of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owner of such securities and Mr. Bergstrom disclaims any such beneficial ownership.

None of the selling stockholders within the prior three years were beneficial owners of more than 5% of our common stock. None of, nor any persons having control over, any of the selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other debt or equity securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

Under our amended and restated certificate of incorporation we are authorized to issue up to 250,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of March 30, 2024, we had outstanding 43,426,186 shares of common stock and no shares of preferred stock.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange listing rules), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting power of holders of our common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Our board of directors will fix the designations, voting powers, preferences and rights of the each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•

whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•

whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

The Delaware General Corporation Law, the law governing corporations in the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Registration Rights

Registration Rights Agreement

Pursuant the Registration Rights Agreement we entered into with the selling stockholders, we have agreed to prepare and file with the Commission a registration statement by no later than February 5, 2024 covering the public resale pursuant to the Securities Act of 2,269,721 shares of our common stock issued pursuant to the Purchase Agreements, and have further agreed to use commercially reasonable efforts to have such registration statement declared effective before March 6, 2024. We have also agreed to use commercially reasonable efforts to cause such registration statement to remain continuously effective until the earlier of, with respect to the registration rights of an individual holder, when such holder (i) has sold all such holder’s registable shares or (i) can sell all of such holder’s registrable shares in a three month period without restriction under Rule 144 under the Securities Act. This registration statement on Form S-3 is being filed with the Commission in accordance with the aforementioned obligations.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2/3% or more of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminates the right of stockholders to act by written consent without a meeting. Our amended and restated bylaws also provide that only our chairman of the board, chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our amended and restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2/3% or more of our outstanding common stock.

The combination of these provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our amended and restated bylaws provide that (1) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of us; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of us, to us or our stockholders; (C) any action or proceeding asserting a claim against us or any current or former director, officer or other employee of us, arising out of or pursuant to any provision of the Delaware General Corporation Law, or the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action or proceeding asserting a claim against us or any director, officer or other employee of us, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, provided that this provision shall not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; (2) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and (3) any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the provisions of our amended and restated bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 144 Fernwood Avenue, Edison, NJ 08837. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “ZVRA.”

PLAN OF DISTRIBUTION

We are registering the resale of shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock, except that, if the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing of options, whether such options are listed on an options exchange or otherwise, or through the issuance of other convertible or derivative securities or contracts to be settled in shares of our common stock;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in connection with short sales or through the lending of such shares;

•	in sales pursuant to Rule 144 of the Securities Act;

•	through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the distribution of such securities by any selling stockholder to its equity holders;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	by a combination of any such methods of sale; and

•	by any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration statement of which this prospectus forms a part, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

Zevra Therapeutics, Inc.

The consolidated financial statements of Zevra Therapeutics, Inc. appearing in Zevra Therapeutics, Inc.’s Annual Report (Form 10-K) for the years ended December 31, 2023 and 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of KemPharm, Inc. as of and for the year ended December 31, 2021, have been audited by RSM US LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Acer Therapeutics, Inc.

The financial statements of Acer Therapeutics, Inc. as of December 31, 2022 and 2021 and for each of the years in the period ended December 31, 2022, appearing in Form S-4 of Zevra Therapeutics, Inc. and incorporated by reference in Form 8-K/A of Zevra Therapeutics, Inc. and which is incorporated by reference in this Prospectus and in the Registration Statement, have been so incorporated in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing. The report on the financial statements contains an explanatory paragraph regarding Acer Therapeutics, Inc.’s ability to continue as a going concern.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of common stock offered pursuant to this registration statement, will be passed upon for us by Latham & Watkins LLP. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.